EXHIBIT 15

             Letter on Unaudited Interim Financial Information

I am aware of the use in this registration statement by Merge Media, Inc. of unaudited interim financial information as of and for the nine months ended June 30, 2001, and as of and for the nine months ended June 30, 2002.

Aurora, Colorado
August 27, 2002


RONALD R. CHADWICK, P.C.
________________________

RONALD R. CHADWICK, P.C.